EXHIBIT 10.2

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTEE: [Participant Name: First Name Middle Name Last Name] [Participant ID: Participant ID]

Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock Units as follows:

Date of Grant:	[Grant Date: Month DD, YYYY]
Restricted Stock Units granted under this Award:	[Granted: Shares Granted]
Vesting Date:	Third anniversary of Date of Grant

The Compensation Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Unit Award (the “Award”) in accordance with the terms set forth below.

General. This Restricted Stock Unit Award Agreement (this “Agreement”) is governed by the terms and conditions of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock Unit ledger account will be maintained by the Company (or its agent) until you become vested in the Restricted Stock Units. You will have no voting rights with respect to the Company common stock represented by such Restricted Stock Units until such time as the Company common stock is issued to you.

Vesting. Assuming your continuous employment with the Company or an Affiliate, this Award shall vest on the Vesting Date and the shares of Company common stock represented by the Restricted Stock Units awarded hereunder shall be distributed on the first business day following the Vesting Date (or as soon as administratively practicable thereafter, but no later than 60 days after such date).

Termination of Employment. Except as provided below, if your employment with the Company or an Affiliate does not continue until the Vesting Date, this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled.

Due to Death. If your employment with the Company or an Affiliate terminates due to death prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and all shares of Company common stock represented by the Restricted Stock Units shall be distributed to your beneficiary as soon as administratively practicable following your date of death, but no later than 60 days after such date.

Due to Disability or Retirement After Age 62. If your employment with the Company or an Affiliate terminates due to Disability or due to Retirement after attaining age 62 with at least five years of service with the Company prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and, subject to the six-month delay applicable to specified employees described under “Section 409A” below, all shares of Company common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to you as soon as administratively practicable following your date of termination or Retirement (as the case may be), but no later than 60 days after the date on which the distribution would be Permissible under Section 409A.

Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates voluntarily prior to the Vesting Date and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a six-month post-employment non-competition agreement), for each whole year that has passed since the Date of Grant set forth above, you shall be eligible to receive a distribution of 33% of the shares of Company common stock represented by the Restricted Stock Units awarded hereunder, which stock will be distributed to you as soon as administratively practicable following the six-month anniversary of such Company- approved Retirement, but no later than 60 days after such anniversary; provided that you do not violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non- competition agreement between you and the Company), in which case, under the terms of this Agreement, all Restricted Stock Units shall be forfeited and canceled.

Due to Involuntary Termination for Other than Performance Reasons. In the event of Involuntary Termination for any reason other than performance reasons prior to the Vesting Date, for each whole year that has passed since the Date of Grant set forth above, you shall be eligible to receive a distribution of 33% of the shares of Company common stock represented by the Restricted Stock Units awarded hereunder and, subject to the six-month delay applicable to specified employees described under “Section 409A” below, such stock will be distributed to you as soon as administratively practicable following the effective date of such Involuntary Termination, but no later than 60 days after the date on which the distribution would be Permissible under Section 409A.

Due to Performance Reasons, Cause or Voluntary Termination. In the event of Involuntary Termination for performance reasons, Termination for Cause, or voluntary termination prior to the Vesting Date, all Restricted Stock Units awarded hereunder shall be forfeited and canceled.

Vesting Upon a Change in Control. Upon a Change in Control of the Company (as defined in the Plan) prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse effective as of the effective date of the Change in Control of the Company, and all shares of Company common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to you as soon as administratively practicable following the effective date of the Change in Control of the Company, but no later than 60 days after such date; provided, however, that if the event constituting the Change in Control of the Company does not qualify as a change in effective ownership or control of the Company for purposes of Section 409A, then, pursuant to Section 13.2 of the Plan, such distribution shall be delayed until the earliest time that such distribution would be Permissible under Section 409A.

Dividend Equivalents. Pursuant to Section 8.6 of the Plan, (i) dividend equivalents on unvested Restricted Stock Units shall accrue and be credited by the Company for your benefit, and (ii) such dividend equivalents shall not be paid to you until (and to the extent) you become vested in the related Restricted Stock Units and shall be forfeited in the event of (and to the extent of) the forfeiture and cancellation of the Restricted Stock Units pursuant to this Agreement.

Section 409A. The Plan and this Agreement are intended to meet the requirements of Section 409A, and shall be administered such that any payment, settlement, or deferrals of amounts hereunder shall not be subject to any excise penalty tax that may be imposed thereunder. The Company, in its sole discretion, shall determine if you are a “specified employee” of the Company (as that phrase is defined for purposes of Section 409A) on the date of your termination of employment or your Retirement prior to the Vesting Date and whether you are subject to any six- month delay in distribution of amounts due to you under this Agreement.

Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.

Except as provided herein, this Agreement does not amend the terms and conditions of your current employment. To read and print the applicable plan or document, select the appropriate link below.

Annual Report
Proxy Statement
Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan
Written Notice form

As part of your acceptance of this Agreement, you also agree to adhere to Company policies, including those listed below, some of which have terms or provisions that apply beyond the term of your employment with the Company.

Code of Business Conduct and Ethics, effective September 2018
Conflicts of Interest Policy, effective January 2020
Policy on Confidential Information, effective December 2016
Policy on Inventions, effective August 2008
Information Systems Security Policy, effective April 2020
Harassment Prevention Policy, effective January 2020
Equal Employment Opportunity Policy, effective May 2017

By accepting this Agreement, you acknowledge that you have read and agree to all of the terms and conditions set forth above. If you decide to reject the terms and conditions of this Agreement, you will decline your right to the Award, and it may be cancelled.

You are advised to print a copy of this Agreement for your records and reference.